Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports 2010 Operating Results

VALLEY COTTAGE, NY—February 23, 2011—CreditRiskMonitor (Symbol: CRMZ) announced that for the year ended December 31, 2010 revenues increased 19% to $9.34 million and income from operations was $1.68 million versus $813,000 last year.

Jerry Flum, CEO, said, “We had strong cash flow, resulting in a record year-end cash, cash equivalent and marketable securities balance of $6.85 million at December 31, 2010 compared to $4.68 million at December 31, 2009, and we continue to operate the Company without debt. However, we were unable to maintain the pace of revenue growth that we achieved during the credit crisis years of 2008/9. Year-over-year net income and net income per share declined, due to the Company’s nonrecurring reversal of its tax valuation allowance during the fourth quarter of 2009.” The tax expense recorded in 2010 does not result in any cash liability because of the availability of unexpired net operating loss (“NOL”) carry-forwards. This expense reduces the recorded deferred tax asset and at December 31, 2010, the Company had NOL carryforwards aggregating approximately $2.1 million, expiring in varying amounts over the next sixteen (16) years.

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Operating revenues	$9,343,011	$7,848,010

Operating expenses:
Data and product costs	2,429,745	2,118,316
Selling, general and administrative expenses	5,102,805	4,813,064
Depreciation and amortization	133,564	103,909

Total operating expenses	7,666,114	7,035,289

Income from operations	1,676,897	812,721
Other income, net	23,443	13,893

Income before income taxes	1,700,340	826,614
Benefit (provision) for state and local income taxes	(687,030)	908,960

Net income	$1,013,310	$1,735,574

Income before income taxes per share of common stock**:

Basic	$0.22	$0.11

Diluted	$0.20	$0.10

Net income per share of common stock:

Basic	$0.13	$0.22

Diluted	$0.12	$0.21

** Denotes non-GAAP financial measure. Because of the Company’s reversal of its valuation allowance during the fourth quarter of 2009, as the Company had sufficient evidence to conclude that it is more likely than not that the Company will be able to utilize its net operating loss carryforwards prior to their expiration, the calculation of the Company’s benefit (provision) for income taxes is not comparable between years. Accordingly, we feel that reporting pre-tax earnings per share is a better measure in this instance even though this is a non-GAAP financial measure.

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$5,642,568	$4,679,466
Marketable securities	1,204,234	-
Accounts receivable, net of allowance of $30,000	1,406,865	1,370,523
Other current assets	480,922	253,857

Total current assets	8,734,589	6,303,846

Property and equipment, net	364,360	261,591
Goodwill	1,954,460	1,954,460
Deferred taxes on income	233,873	913,503
Other assets	23,225	23,116

Total assets	$11,310,507	$9,456,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$5,997,862	$5,321,116
Accounts payable	24,024	42,614
Accrued expenses	1,167,196	698,832

Total current liabilities	7,189,082	6,062,562

Other liabilities	1,149	-

Total liabilities	7,190,231	6,062,562

Stockholders’ equity:

Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,899,462 and 7,849,462 shares, respectively	78,994	78,494
Additional paid-in capital	28,440,586	28,333,094
Accumulated deficit	(24,399,304)	(25,017,634)

Total stockholders’ equity	4,120,276	3,393,954

Total liabilities and stockholders’ equity	$11,310,507	$9,456,516

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.